Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of
China with limited liability)

(Stock code: 670)
Overseas Regulatory Announcement
Announcement on Implementation of Share Reform Plan

The Board hereby announces the expected timetable for the implementation of the Share Reform Plan.

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

References is made to the announcements of China Eastern Airlines Corporation Limited (the “Company”) dated 17 November 2006, 21 November 2006, 30 November 2006, 12 December 2006, 18 December 2006 and 4 January 2007 (the “Announcements”). Terms used herein shall have the same meanings as defined in the Announcements unless otherwise defined.

IMPORTANT NOTICE

1.	The Share Reform Plan will offer 3.2 shares for every ten (10) tradable A Shares held by each shareholder of tradable A Shares.

2.	The registration date of the implementation of A Shares of the Share Reform Plan is 10 January 2007.

3.	The date of resumption of trading in the A Shares and the listing of the consideration shares will be 12 January 2007. The price of A Shares of that day shall not be applied in the calculation of ex-right reference price, shall not have a limit on the extent for the increase and decrease, and shall not be included in index calculation.

4.	The abbreviation of the Company’s A Shares will change from “S. CEA” to “Eastern Airlines” with effect from 12 January 2007 and the stock code of the A Shares remains to be “600115”.

I. The Share Reform Plan approved by the Relevant Shareholders’ Meeting

The Share Reform Plan of the Company was approved in the relevant shareholders’ meeting of the holders of A Shares of the Share Reform Plan of the Company held on 18 December 2006.

II. Details of the Implementation of the Share Reform Plan

1. Execution of the consideration arrangement

The China Eastern Air Holding Company (“CEA Holding”), the only shareholder of non-tradable A Shares of the Company, will offer shareholders of the Company’s tradable A Shares whose names appear on the register of members of the Company at the date the Share Reform Plan is implemented, with 3.2 shares for every ten (10) tradable shares held by each shareholder of A Shares. A total of 96,000,000 shares by CEA Holding as consideration for holders of the Company’s tradable A Shares, with a view to obtaining circulation of the non-tradable shares of the Company held by it. 3.2 shares will be offered for every ten (10) tradable A Shares held by each shareholder of tradable A Shares of the Company.

The non-tradable shares of CEA Holding will become tradable on the first day of trading upon the Share Reform Plan becomes effective. The financial indicators such as the Company’s assets, liabilities, interest of the owners, aggregate number of share capital and net profit will remain unchanged upon the implementation of the Share Reform Plan.

2. Undertakings of the shareholder of non-tradable A Shares

(1)	CEA Holding will comply with the requirements of the relevant laws, regulations and constitutive documents and will perform the statutory obligations it has so undertaken.

(2) CEA Holding hereby undertakes in particular that:

1.	The original non-tradable shares held by CEA Holding will not be listed for trading in a period of 36 months from the date of the implementation of the Share Reform Plan;

2.	All the expenses arising from this Share Reform Plan will be borne by CEA Holding.

The shareholder of non-tradable shares of the Company will undertake to perform its obligation faithfully and will accept any legal responsibility thereon. The Company’s shareholder of non-tradable shares will not transfer any shares held unless the transferee agrees to and is capable of assuming such responsibilities pursuant to the undertaking.

3. The Period of the Lodgement of Consideration

The shareholders of the Company’s tradable A Shares whose names appear on the register of members of the China Securities Depository and Clearing Corporation Limited, Shanghai Branch (the “Registration Company”) on 10 January 2007.

4. Table of the Execution of the Consideration Arrangement

	Before the execution of the				After the execution of the
	consideration arrangement		Quantity of the execution		consideration arrangement
Name of the		Percentage	Number of shares	Amount of the		Percentage
shareholder		accounted	of the execution of	execution of		accounted
executing the		for the total	the consideration	the consideration	Number of	for the total
consideration	Number of shares	share capital	arrangement	arrangement in	shares held	share capital
arrangement	held (shares)	(%)	(shares)	cash (dollars)	(shares)	(%)
CEA Holding	3,000,000,000	61.64	96,000,000	–	2,904,000,000	59.67
Total	3,000,000,000	61.64	96,000,000	–	2,904,000,000	59.67

III. Schedule of the Implementation of the Share Reform

Suspension or not on
Number	Date	Particulars	the Shanghai Stock
Exchange (“SSE”)
1	9 January 2007	Publication of the announcement regarding	Remains suspension

the implementation of the Share Reform

Plan

2	10 January 2007	Registration date of the implementation	Remains suspension

of the Share Reform Plan

3	12 January 2007	1. The nature of the non-tradable shares held by the original non-tradable shareholders changed to tradable shares with trading moratorium.	Resumption in trading

2. Resumption of trading in the Company’s shares, listing of the consideration shares.

3. Abbreviation of the Company’s shares changed to “Eastern Airlines”.

4. The shares of the Company on that day
shall not be applied in the calculation
of ex-right reference price, shall not
have a limit on the extent for the
increase and decrease, and shall not be
included in index calculation.

IV. Change in Abbreviation of the Shares

The abbreviation of the Company’s A Shares will change to “Eastern Airlines” with effect from 12 January 2007 and the stock code of the A Shares remains to be “600115”.

V. Implementation of the Share Reform Plan

The target shareholders of the Share Reform Plan are the shareholders of the Company’s tradable A Shares whose names appear on the register of members of the Registration Company on 10 January 2007.

The shares consideration of the Share Reform Plan will be automatically credited to the account of each shareholder on a pro-rata basis and in accordance with the number of tradable A Shares as recorded in the computer system of the Registration Company at the registration date of the implementation of the Share Reform Plan.

VI. Changes in the Shareholding Structure

	Particulars	Before Share	Changes in	After Share
Types of shares	of the shares	Reform	number of shares	Reform
Non-tradable shares	1. Shares held by
	State-owned legal person	3,000,000,000	-3,000,000,000	0
	Total number of
	non-tradable shares	3,000,000,000	-3,000,000,000	0
Tradable shares with	1. Shares held by
trading moratorium	State-owned legal person	0	2,904,000,000	2,904,000,000
	Total number of tradable
	shares with trading
	moratorium	0	2,904,000,000	2,904,000,000
Tradable shares	A Shares	300,000,000	+96,000,000	396,000,000
without trading	H Shares	1,566,950,000	0	1,566,950,000
moratorium	Total number of tradable
	shares without trading
	moratorium	1,866,950,000	+96,000,000	1,962,950,000
Total number of shares		4,866,950,000	0	4,866,950,000

VII.	Estimated Schedule of the Listing and Circulation of Shares with Trading Moratorium

	Number of	Schedule of	Undertakings
	conditional shares	listing and	of the trading
Name of shareholder	held (shares)	circulation	moratorium
CEA Holding	2,904,000,000	G+36 months	Note

Note: G represents the first trading day after the implementation of the Share Reform Plan. Authorized undertakings of CEA Holding: the original non-tradable shares held by CEA Holding will not be listed for trading or transfer in a period of 12 months from the date the listing and circulating of the shares becomes effective; after the aforesaid period of undertakings, the percentage of the number of original non-tradable shares sold through the listing on the Stock Exchange accounted for the Company’s total shares should not exceed 5% in 12 months and 10% in 24 months. In particular, CEA Holding undertakes that the original non-tradable shares held by CEA Holding will not be listed for trading in a period of 36 months from the date the Share Reform Plan becomes effective.

VIII. Other Matters

1. Contact Details

Address: The Board of Directors, China Eastern Airlines Corporation Limited, 2550 Honqiao Road, Shanghai, the PRC
Area code: 200335
Tel.: (86)21-62686268
Fax: (86)21-62686116

2.	There will be changes in the shareholding percentage and the number of the shares held the Company’s shareholders after the implementation of the Share Reform Plan. The financial indicators such as the Company’s assets, liabilities, interest of the owners, aggregate number of share capital and net profit will remain unchanged upon the implementation of the Share Reform Plan.

IX. Documents for Inspection

1. Documents and announcements of the Company’s relevant shareholders’ meeting.

2. Full text of the Share Reform Plan (Amended Version).

3. Sponsor Opinion and Supplementary Sponsor Opinion by the sponsor.

4. Legal Opinion and Supplementary Legal Opinion by the legal adviser.

Further details of the implementation of the Share Reform Plan can be accessed in the website of the SSE (http://www.sse.com.cn).

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
8 January 2007